[PLATO Learning Logo]

For Immediate Release
Contact:	David Smith –President & CEO

Larry Betterley – Sr. VP & CFO
Steve Schuster – VP & Treasurer
952.832.1000

PLATO Learning, Inc. Provides Updated Financial Guidance for

First Quarter and Fiscal Year 2005

MINNEAPOLIS, MN – February 14, 2005 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-Adult computer-based and e-learning solutions, announced today that it expects revenues for the first fiscal quarter ended January 31, 2005 to total approximately $24.5 million to $25.5 million. As a result of the revenue reduction and a change in revenue mix, net loss is expected to be between $8.5 million and $9.3 million, before the impact of restructuring and executive termination charges.

Revenues and operating results for the first quarter ended January 31, 2005 will be announced on February 24, 2005 following completion of the Company’s regular quarterly closing and analysis procedures and review by the Company’s independent auditors. Final results could vary from those currently projected.

David Smith, President and CEO, said, “Revenue for the quarter was impacted by a shortfall in courseware orders of about $1.5 million and lower than anticipated educational consulting service revenue, partially offset by higher than planned supplemental education service and other revenues. In our previous guidance we had anticipated low revenue for the quarter, due to the realignment of the sales and service organizations, implementation of new sales procedures, and management turnover. The actual impact experienced from these changes was greater than expected.”

“Most of the shortfall in courseware revenue had a direct impact on net loss, given its low variable cost. Higher revenue from supplemental education services offset lower than expected educational consulting service revenue. Since most of the educational consulting costs are fixed, this had a further impact on the net loss,” said Smith.

“We believe the issues that impacted first quarter revenues are primarily behind us now. We do expect some carryover effect in the second quarter, and are lowering our revenue guidance to 5% to 10% below 2004 levels for that quarter. We view this as a temporary situation and expect to recover our underperformance during the first two quarters in the second half of the year. Therefore, we are maintaining our prior guidance for fiscal year 2005 of revenue growth of 4% to 7% over 2004, with pre-tax earnings of $8.5 million to $9.5 million, before the impact of restructuring and executive termination charges,” said Smith.

Quarterly Conference Call
A conference call to discuss this announcement is scheduled for today at 3:45 PM (CDT). The dial-in number for this call is 800.230.1093. Please call ten minutes prior to the start of the call and inform the operator you are participating in PLATO Learning’s call. Should you be unable to attend the live conference call, a recording will be available to you from 7:30 p.m. on February 14, 2005, through midnight, February 28, 2005. To access the recording call: 800.475.6701. At the prompt, enter pass code number 770885.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ, with trailing 12-month revenues of approximately $140 million,. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout the United States, Canada, and the United Kingdom, as well as international distributors in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.